CERTIFICATE OF AMENDMENT OF
                   ARTICLES OF INCORPORATION OF
                 LINCOLN DIVIDE INDUSTRIES, INC.
                       A Nevada Corporation

     This is to certify that at a special meeting of the Board of Directors and Stockholders of LINCOLN DIVIDE INDUSTRIES, INC., a Nevada corporation, held on November 30, 1973, and December 1, 1973, for which meeting a waiver of notice was duly signed by the Directors, a resolution was adopted declaring the advisability of changing the name of the Corporation from LINCOLN DIVIDE INDUSTRIES, INC. to NAVSAT, INC. and thereafter a second resolution was adopted that the authorized shares of the corporation be increased from 3,000,000 tp 30,000,000 shares at $.10 par value. Thereafter the said resolutions were submitted and upon unanimous vote, the following resolutions were approved and adopted:

          RESOLVED, that the Articles of Incorporation of LINCOLN DIVIDE INDUSTRIES, INC., a Nevada corporation, be amended so as to delete the original Paragraph I and insert a new Paragraph I which will read as follows:

          "ARTICLE I

          The name of the corporation is NAVSAT, INC.

          FURTHER RESOLVED, that the authorized shares of the corporation be increased from 3,000,000 to 30,000,000 shares at $.10 par value.

          IT WAS FURTHER RESOLVED that the President and Secretary of the Corporation shall execute and acknowledge a Certificate of Amendment of Articles of Incorporation and file the same in the Office of the Secretary of State of the State of Nevada, a copy of said Certificate, duly certified by the Secretary of State, shall be filed in the office of the County Clerk of Clark County, Nevada.

          Executed at Las Vegas, Nevada, this 2nd day of January, 1974.

/s/O. D. Baker                               /s/K.W. Bratcher
Secretary                                    President

STATE OF NEVADA  )
            ) ss:
COUNTY OF CLARK  )

          On this 2nd day of January, 1974, before me, a Notary Public of the County of Clark, State of Nevada, personally appeared K. W. BRATCHER and O. D. BAKER, known to me to be the persons whose names are subscribed to the within and foregoing instrument, who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

         /s/Mercedes L. Mihopulos
         Notary Public